EXHIBIT 11


                          AIR & WATER TECHNOLOGIES
                     COMPUTATION OF PER SHARE EARNINGS
                  (In thousands, except per share amounts)


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                                                                Three Months Ended      Nine Months Ended
                                                                     July 31                July 31
                                                                ------------------      -----------------
                                                                 1998         1997         1998         1997
                                                                 ----         ----         ----         ----

    BASIC EARNINGS (LOSS) PER SHARE:

      1.  Loss from continuing operations . . . . . . .      $  (7,637)     $  (2,024)   $  (31,166)   $  (45,120)
      2.  Less preferred dividends  . . . . . . . . . .              -           (825)            -        (2,475)
      3.  Loss from continuing operations applicable
          to common stockholders  . . . . . . . . . . .         (7,637)        (2,849)      (31,166)      (47,595)
      4.  Loss from discontinued operations . . . . . .             -          (2,766)       (6,000)      (36,186)
      5.  Net loss applicable to common stockholders . .     $  (7,637)     $  (5,615)   $  (37,166)   $  (83,781)
      6.  Weighted average shares outstanding   . . . .        185,177         32,019       120,347        32,019
      7.  Loss per share from continuing operations (3/6)    $    (.04)     $    (.09)   $     (.26)   $    (1.49)
      8.  Loss per share from discontinued
          operations (4/6)  . . .  . . . . . . . . . .               -           (.09)         (.05)        (1.13)
      9.  Net loss per share . . . . . . . . . . . . . .     $    (.04)          (.18)         (.31)        (2.62)

    DILUTED EARNINGS (LOSS) PER SHARE (1):
     10. Line 3 above . . . . . . . . . . . . . . . . .      $  (7,637)     $  (2,849)   $  (31,166)   $  (47,595)
     11. Add back preferred dividends . . . . . . . . .              -            825             -         2,475
     12. Add back interest, on assumed conversion of the
         Company's 8% Convertible Debentures  . . . . . .        2,300          2,300         6,900         6,900
     13. Loss from continuing operations  . . . . . . . .       (5,337)           276       (24,266)      (38,220)
     14. Loss  from discontinued operations  . . . . . .             -         (2,766)       (6,000)      (36,186)
     15. Net loss . . . . . . . . . . . . . . . . . . .      $  (5,337)        (2,490)      (30,266)      (74,406)
     16. Weighted average shares outstanding (Line 6)  .       185,177         32,019       120,347        32,019
     17. Add additional shares issuable upon assumed
         conversion of preferred shares from
         date of issuance  . . . . . . . . . . . . . . .             -          4,800            -          4,800
     18. Add additional shares issuable upon assumed
         conversion of the Company's 8% Convertible
         Debentures  . . . . . . . . . . . . . . . . .           3,833          3,833        3,833          3,833
     19. Adjusted weighted average shares outstanding. .       189,010         40,652      124,180         40,652
     20. Loss per share from continuing operations
         (13/19)  . . . . . . . . . . . . . . . . . . .      $    (.03)     $     .01    $    (.19)    $     (.94)
     21. Loss per share from discontinued operations
         (14/19) . . . . . . . . . . . . . . . . . . . .             -          (.07)         (.05)          (.89)
     22. Net loss per share  . . . . . . . . . . . . . .     $    (.03)     $   (.06)    $    (.24)    $    (1.83)


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    (1) Diluted earnings (loss) per share are not presented as the
    Company's common stock equivalents and the assumed conversion of the Company's 8% Convertible Debentures are anti-dilutive.

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